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                          [COMMONWEALTH ANNUITY LOGO]

              132 Turnpike Road, Suite 210, Southborough, MA 01772

                           NO WITHDRAWAL CHARGE RIDER

As used in this Rider, "Contract" means the contract or certificate to which this Rider is attached. This Rider forms a part of the Contract to which it is attached from the Date of Issue. Terms not defined in this Rider have the meaning given to them in the Contract. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract.

BENEFIT UNDER THE RIDER: We will not deduct any Withdrawal Charge upon partial withdrawal or surrender of the Contract during the Accumulation Period or upon annuitization.

EFFECT OF WITHDRAWALS AND SURRENDER: Withdrawals and surrenders will have tax consequences, which may include the amount of the withdrawal being subject to income tax and in some circumstances an additional 10% penalty tax. Withdrawals also reduce your Contract Value, your death benefit, and may reduce the value of the Guaranteed Lifetime Withdrawal Benefit Rider.

CHARGE: We charge an additional daily fee equal to a percentage of Contract Value, as set forth on the Contract Schedule Page.

TERMINATION: You may not cancel the Rider. This Rider will remain in force unless it is terminated as set forth below. The Rider will automatically terminate on the earlier of:

     1. the Valuation Date as of which the Contract is terminated in accordance with the terms of the Contract; or

     2.   the Annuity Date.

     3. the Valuation Date that we receive due proof of death of the Owner (in the case of a spousal continuation, the spouse may elect the Rider if we offer it at that time)

Except as modified herein, all terms and conditions of the Contract remain unchanged.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary.


         /s/ Michael Reardon                           /s/ Samuel Ramos
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               President                               Corporate Secretary

4002-07